Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Alliance Entertainment Holding Corporation

Plantation, Florida

We hereby consent to the incorporation by reference in this Registration Statement of our report dated September 19, 2024, relating to the consolidated financial statements of Alliance Entertainment Holding Corporation (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2024.

/s/ BDO USA, P.C.

Miami, Florida

November 12, 2024